EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 2017 New Hire Equity Incentive Plan, Glenn Lurie Inducement Awards and Employee Stock Purchase Plan of Synchronoss Technologies, Inc. (‘the Company”) of our reports dated March 18, 2019, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company,  included in its Annual Report (Form 10-K) both for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

Iselin, New Jersey

March 27, 2019